Exhibit 4(a)(v)

DATED 3 FEBRUARY 2014

SMITH & NEPHEW PLC

Arranged by

BARCLAYS BANK PLC

and J.P. MORGAN LIMITED

With

J.P. MORGAN EUROPE LIMITED

(as Facility Agent)

FACILITY AGREEMENT

U.S. $1,400,000,000

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

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34.	LANGUAGE	82

35.	GOVERNING LAW	82

36.	ENFORCEMENT	82

SCHEDULE 1 ORIGINAL LENDERS		84

SCHEDULE 2 CONDITIONS PRECEDENT DOCUMENTS		85

PART A TO BE DELIVERED BEFORE THE FIRST REQUEST		85

PART B FOR AN ADDITIONAL GUARANTOR		86

SCHEDULE 3 REQUESTS		88

PART A FORM OF REQUEST		88

PART B FORM OF SELECTION NOTICE		89

SCHEDULE 4 FORM OF TRANSFER CERTIFICATE		90

SCHEDULE 5 FORM OF ACCESSION AGREEMENT		93

SCHEDULE 6 FORM OF RESIGNATION REQUEST		94

SCHEDULE 7 FORM OF COMPLIANCE CERTIFICATE		95

SCHEDULE 8 FORM OF INCREASE CONFIRMATION		96

SCHEDULE 9 TIMETABLE		99

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THIS AGREEMENT is dated 3 February 2014

BETWEEN:

(1)	SMITH & NEPHEW PLC (the Company);

(2)	BARCLAYS BANK PLC and J.P. MORGAN LIMITED as bookrunners and arrangers (whether acting individually or together the Mandated Lead Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as original lenders (the Original Lenders);

(4)	BARCLAYS BANK PLC and JPMORGAN CHASE BANK, N.A. as underwriters (in this capacity, whether acting individually or together, the Underwriters); and

(5)	J.P. MORGAN EUROPE LIMITED as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s or Fitch or A3 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency.

Accession Agreement means a letter, substantially in the form of Schedule 5 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

Acquisition means the acquisition effected by merger of the Target pursuant to the Merger Agreement.

Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement in accordance with Clause 27 (Changes to the Parties).

Administrative Party means a Mandated Lead Arranger or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent’s Dollar Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with U.S. Dollars at or about 11.00 a.m. on a particular day.

Anti-Corruption Laws means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Availability Period means the period from and including the date of this Agreement to and including the earlier of:

(a)	the date falling nine months after the date of this Agreement;

(b)	the date upon which the Company notifies the Facility Agent in writing that it has decided not to pursue the Acquisition; and

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(c)	the date upon which the Merger Agreement expires without the Acquisition having taken place.

Available Commitment means a Lender’s Commitment minus:

(a)	the Dollar Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Dollar Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any other Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

Available Facility means the aggregate for the time being of each Lender’s Available Commitment.

Borrower means the Company.

Break Costs means the amount (if any) which a Lender is entitled to receive under this Agreement as compensation if any part of a Loan or overdue amount is prepaid as calculated pursuant to the terms of Clause 24.3 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York.

Clean-Up Date means the date falling three months after the Closing Date.

Clean-Up Default means an Event of Default to the extent it relates to members of the Target Group.

Clean-Up Representation means any of the representations and warranties under Clause 16 (Representations) to the extent they relate to members of the Target Group.

Clean-Up Undertaking means any of the undertakings specified in Clauses 17 (Information Covenants) and 19 (General Covenants) to the extent they relate to members of the Target Group.

Closing Date means the date upon which the Acquisition is consummated pursuant to the terms of the Merger Agreement.

Code means the United States Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and the rulings issued thereunder, all as the same may be in effect at such date.

Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Lenders) under the heading Commitment and the amount of any other Commitment transferred to it in accordance with this Agreement or assumed by it in accordance with Clause 2.2 (Increase); and

(b)	for any other Lender, the amount of any Commitment transferred to it in accordance with this Agreement or assumed by it in accordance with Clause 2.2 (Increase),

to the extent not cancelled, transferred or reduced under this Agreement.

Compliance Certificate has the meaning given to it in Clause 17.2 (Compliance Certificate).

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Confidential Information means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally, any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information, any Funding Rate or Reference Bank Quotation but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 28 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in the recommended form of the LMA or in any other form agreed between the Company and the Facility Agent.

Default means:

(a)	an Event of Default; or

(b)	an event referred to in Clause 20 (Default) which would be (with the expiry of a grace period or the giving of notice under the Finance Documents or any combination of them) an Event of Default.

Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Facility Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Advance of Loan);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within three Business Days of its due date; or

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(ii)	the Facility Agent is an Impaired Agent and the Company has failed to notify the Lenders by giving not less than three Business Days’ prior notice of alternative arrangements for that payment; or

(iii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dollar Amount means the amount in U.S. Dollars of a relevant Loan.

ERISA means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and the rulings issued thereunder, all as the same may be in effect at such date.

ERISA Affiliate means any person that for the purposes of Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

ERISA Event means:

(a)	any reportable event, as defined in Section 4043(c) of ERISA, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)	the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c)	the institution of proceedings under Section 4042 of ERISA by PBGC for the termination of, or the appointment of a trustee to administer, any Plan;

(d)	any failure by any Plan to satisfy the minimum funding requirements of Section 412 and 430 of the Code or Section 302 of ERISA applicable to such Plan, in each case whether or not waived;

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(e)	the failure to make a required contribution to any Plan that would result in the imposition of an encumbrance under Section 412 or 430 of the Code, or at any time prior to the date hereof, a filing under Section 412 of the Code or Section 302 of ERISA of any request for a minimum funding variance with respect to any Plan;

(f)	an engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(g)	the complete or partial withdrawal of any Obligor or any ERISA Affiliate from a Multiemployer Plan; and

(h)	a determination that any Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

Event of Default means an event specified as such in this Agreement.

Existing Facility Agreement means the U.S.$1,000,000,000 revolving credit facility entered into by the Company as borrower and, amongst others, The Royal Bank of Scotland PLC as facility agent on 9 December 2010.

Facility means the term loan facility referred to in Clause 2.1 (The Facility).

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ written notice,

as the office(s) through which it will perform its obligations under this Agreement.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a); or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a withholdable payment described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a withholdable payment described in section 1473(1)(A)(ii) of the Code (which relates to gross proceeds from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a passthru payment described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

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or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the date falling 24 months after the Signing Date.

Finance Document means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	the Mandate Letter;

(d)	any Transfer Certificate;

(e)	any Accession Agreement;

(f)	any Resignation Request;

(g)	any Increase Confirmation; and

(h)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender, an Underwriter or an Administrative Party.

Financial Indebtedness means any indebtedness (without double counting) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility (or dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any finance or capital lease as defined in accordance with the accounting principles applied in connection with the Original Financial Statements;

(e)	receivables sold or discounted (otherwise than on a non recourse basis);

(f)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(g)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and at any time the then marked to market value of the derivative transaction will be

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used to calculate its amount, such marked to market value being determined by reference to the documentation of that transaction or, if there is no such provision in the documentation, determined by the Company acting reasonably and on the basis of quotations from the relevant counterparty);

(h)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)	any counter indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (i) above,

provided that the definition of Financial Indebtedness does not include any indebtedness owing from a member of the Group to another member of the Group.

Fitch means Fitch Ratings Limited or Fitch Ratings Inc. (as appropriate), or any successor to its ratings business.

Fund Raising Proceeds means the cash proceeds received by the Group following a Relevant Fund Raising, net of Tax and less any costs and expenses reasonably incurred in connection with the Relevant Fund Raising.

Funding Rate means any rate notified to the Facility Agent by a Lender pursuant to paragraph (c)(ii) of Clause 10.2 (Market disruption).

Group means the Company and its Subsidiaries.

Guarantor means the Company or an Additional Guarantor.

Holding Company means a holding company within the meaning of section 1159 of the Companies Act 2006.

Impaired Agent means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

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(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 8 (Form of Increase Confirmation).

Increase Lender has the meaning given to that term in Clause 2.2 (Increase).

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return under a Finance Document or on the overall capital of a Finance Party or any of its Affiliates; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts in each case, under the laws of any relevant jurisdiction applicable to that Finance Party or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(d)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(e)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; or

(f)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (e) above.

Interpolated Screen Rate means, in relation to LIBOR for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Term of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Term of that Loan,

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each as of the Specified Time on the Rate Fixing Day for that Loan.

Lender means:

(a)	an Original Lender; or

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.2 (Increase) or Clause 27 (Changes to the Parties).

LIBOR means for a Term of any Loan:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for the Term of that Loan) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for that Term of that Loan; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Rate Fixing Day for the currency of that Loan and for a period equal in length to the Term of that Loan.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 60 per cent. or more of the aggregate of all the Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 60 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 60 per cent. or more of the Total Commitments immediately before the reduction.

Mandate Letter means the mandate letter dated on or about the date of this Agreement between, among others, the Mandated Lead Arrangers, the Underwriters and the Company.

Margin has the meaning set out in Clause 8.3 (Margin adjustments).

Margin Regulations means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock means “margin stock” or “margin securities” as defined in the Margin Regulations.

Material Adverse Effect means a material adverse effect on the ability of an Obligor to comply with its payment obligations under this Agreement or the ability of the Company to comply with its obligations under Clause 18.3 (Gearing) or Clause 18.4 (Interest cover).

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Material Subsidiary means, at any time, a Subsidiary of the Company:

(a)	whose gross assets (excluding intra Group items) then equal or exceed 15 per cent. of the gross assets of the Group; or

(b)	whose earnings before interest and tax (excluding intra Group items) then equal or exceed 15 per cent. of the earnings before interest and tax of the Group.

For this purpose:

(i)	the gross assets or earnings before interest and tax of a Subsidiary of the Company will be determined from its financial statements (consolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(ii)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the gross assets or earnings before interest and tax of that Subsidiary will be determined from its latest financial statements;

(iii)	the gross assets or earnings before interest and tax of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the gross assets or earnings before interest and tax of any company or business subsequently acquired or disposed of; and

(iv)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a member of the Group is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

Merger Agreement means an agreement and plan of merger pursuant to which the Acquisition will be effected.

Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

Multiemployer Plan means a “multiemployer plan” (as defined in Section 3(37) of ERISA) that is subject to Title IV of ERISA to which an Obligor or any ERISA Affiliate is required to contribute.

New Lender has the meaning given to that term in Clause 27 (Changes to the Parties).

Obligor means a Borrower or a Guarantor.

Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31 December 2012.

Party means a party to this Agreement.

PBGC means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA.

Plan means an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA (other than a Multiemployer Plan):

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(a)	maintained by any Obligor or any ERISA Affiliate; or

(b)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s participation in a Utilisation, the proportion which its Available Commitment bears to the Available Facility; and

(b)	for any other purpose at any time:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding at the relevant time, the proportion which its Commitment bears to the Total Commitments at that time; or

(iii)	if there is no Loan outstanding and the Total Commitments have been cancelled at the relevant time, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled.

Rate Fixing Day means the second Business Day before the first day of a Term for a Loan, unless market practice differs in the London interbank market for U.S. Dollars, in which case the Rate Fixing Day will be determined by the Facility Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Rate Fixing Day will be the last of those days).

Reference Bank Quotation means any quotation supplied to the Facility Agent by a Reference Bank.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size for that period.

Reference Banks means JPMorgan Chase Bank, N.A. and any other bank or financial institution agreed by the Facility Agent and the Company under this Agreement.

Relevant Fund Raising means a fund raising conducted after the date of this Agreement: (i) by any member of the Group by way of a bond issuance or U.S. private placement raised in the international capital markets or (ii) by the Company by way of term debt from banks or financial institutions.

Repeating Representations means the representations that are deemed to be repeated under this Agreement.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Request means a request for a Loan, substantially in the form of Part A of Schedule 3 (Form of Request).

Resignation Request has the meaning given to that term in Clause 27.7 (Resignation of an Obligor (other than the Company)).

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Sanctioned Country means, at any time, a country or territory which is itself subject to a general export, import, financial or investment embargo under any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan and Syria).

Sanctioned Person means, at any time:

(a)	any person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S Department of State, or by the United Nations Security Council, the European Union or any EU member state;

(b)	any person owned or controlled by any such person or persons; or

(c)	any person operating, organised or located in a Sanctioned Country.

Sanctions means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by:

(a)	the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State; or

(b)	by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

Screen Rate means the London interbank offered rate administered by the British Bankers’ Association or ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for U.S. Dollars and for the relevant period displayed either (a) on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); or (b) on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the London interbank rate after consultation with the Company.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest.

Selection Notice means a notice substantially in the form set out in Part B of Schedule 3 (Form of Selection Notice).

Signing Date means the date of this Agreement.

Specified Time means a time determined in accordance with Schedule 9 (Timetable).

Standard & Poor’s means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies Inc., or any successor to its ratings business.

Subsidiary means:

(a)	a subsidiary within the meaning of section 1159 of the Companies Act 2006; and

(b)	for the purposes of Clause 18 (Financial covenants), unless the context otherwise requires, a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

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TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.

Target means ArthroCare Corporation, a corporation incorporated in Delaware.

Target Group means the Target and its Subsidiaries.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction, including an increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax Gross-up) or a payment under Clause 11.3 (Tax indemnity).

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments, being U.S.$1,400,000,000 at the Signing Date.

Transfer Certificate means a certificate in the form of Schedule 4 (Form of Transfer Certificate) with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Transfer Certificate.

U.K. means the United Kingdom of Great Britain and Northern Ireland.

U.K. Tax means any Tax imposed under the laws of the U.K.

U.S. means the United States of America including any state of the United States of America and the District of Colombia.

U.S. Dollars or U.S.$ means the lawful currency for the time being of the United States of America.

Utilisation means a utilisation of the Facility.

Utilisation Date means the date on which the Facility is utilised.

VAT means:

(a)	any Tax imposed in compliance with Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other Tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, any Tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	The following definitions have the meanings given to them in Clause 18 (Financial covenants):

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(i)	Consolidated Total Net Borrowings;

(ii)	Consolidated EBITDA; and

(iii)	Consolidated Net Interest Payable.

(b)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension, (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended is to be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	the Facility Agent, the Arranger, any Finance Party, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vi)	“know your customer” checks are to the identification checks that a Finance Party requests to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any unincorporated association or body (including a partnership, trust, joint venture or consortium), agency, organisation or other entity (whether or not having separate legal personality);

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re enacted and includes any subordinate legislation;

(xii)	a Clause or a Schedule is a reference to a clause of, or a schedule to, this Agreement;

(xiii)	a person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated; and

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(xv)	a time of day is a reference to London time.

(c)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that (in relation only to the last month of any period):

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the calendar month in which it is to end.

(d)

(i)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of that Finance Document.

(ii)	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to rescind, vary (including release or compromise any liability under) or terminate of that Finance Document at any time.

(e)	A reference to a Party will not include that Party if it has ceased to be a Party under this Agreement.

(f)	Unless the contrary intention appears:

(i)	a term used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(ii)	any non-payment obligation of an Obligor under the Finance Documents remains in force for so long as any payment obligation is or may be outstanding or any Commitment is in force under the Finance Documents; and

(iii)	the headings in this Agreement do not affect its interpretation.

2.	FACILITIES

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a U.S. Dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase

(a)	The Company may by giving prior notice to the Facility Agent no later than 30 Business Days after the effective date of a cancellation of:

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(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 7.10 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with

(A)	Clause 7.1 (Mandatory prepayment - illegality); or

(B)	Clause 7.9 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in U.S. Dollars of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Facility Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company and the Increase Lender. The Facility Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver

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that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee of U.S. $2,000 and the Company shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(f)	Clause 27.4 (Limitation of responsibility of Existing Lender) shall apply mutatis mutandis in this Clause in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.3	Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)	the obligations of a Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents; no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents; and

(b)	the rights of a Finance Party under the Finance Documents are separate and independent rights, and a debt arising under the Finance Documents to a Finance Party is a separate and independent debt; a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.	PURPOSE

3.1	Loan

The Borrower shall apply all amounts borrowed under the Facility towards:

(a)	funding the cash consideration payable by the Company under the Acquisition;

(b)	funding the payment of any costs and expenses incurred by the Company or a member of the Group in connection with the Acquisition; and

(c)	the refinancing of certain existing indebtedness of the Target Group.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

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4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part A of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification as soon as reasonably practicable.

4.2	Further conditions precedent

Subject to Clause 20.14 (Clean-Up Period), the obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Event of Default is outstanding or would result from the Loan.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 10 Loans outstanding.

5.	UTILISATION

5.1	Giving of Requests

(a)	The Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request not later than the Specified Time.

(b)	Each Request is irrevocable.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	the Utilisation Date is a Business Day falling within the Availability Period; and

(c)	the proposed amount and Term comply with this Agreement.

Up to 10 Loans may be requested in a Request.

5.3	Amount of Loan

(a)	Unless agreed otherwise by the Facility Agent and except as provided below, the amount of the Loan must be a minimum of U.S.$5,000,000 and an integral multiple of U.S.$1,000,000.

(b)	The amount of the Loan may also be the balance of the relevant undrawn Commitments in respect of the Facility or such other amount as the Facility Agent or the Lenders may agree.

(c)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

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5.4	Advance of Loan

(a)	The Facility Agent must promptly on the date that it receives a Request notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	No Lender is obliged to participate in a Loan if as a result:

(i)	its share in the Loans under the Facility would exceed its Commitment for the Facility; or

(ii)	the Loans would exceed the Total Commitments.

(c)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Borrower on the Utilisation Date.

6.	REPAYMENT

(a)	The Borrower must repay each Loan made to it in full on the Final Maturity Date.

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment - illegality

(a)	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay the share of that Lender in each Loan utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be the earlier of:

(i)	the latest date allowed by law; and

(ii)	the last day of the current Term of that Loan.

7.2	Mandatory prepayment - change of control

(a)	The Company must promptly notify the Facility Agent if it becomes aware of any person or group of persons acting in concert which acquires control of the Company.

(b)	After notification under paragraph (a) above, each Lender may by notice to the Company:

(i)	cancel its Commitments; and

(ii)	demand that its participation in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents be immediately due and payable.

Any such notice will take effect in accordance with its terms.

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(c)	In paragraph (a) above:

(i)	control has the meaning given to it in sections 450 and 451 of the Corporation Tax Act 2010; and

(ii)	acting in concert has the meaning given to it in the City Code on Takeovers and Mergers.

7.3	Mandatory prepayment – effectiveness of Finance Documents

(a)	Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent promptly if either:

(i)	it is or becomes unlawful for any Obligor (other than the Company) to perform any of its obligations under the Finance Documents; or

(ii)	any Obligor (other than the Company) repudiates a Finance Document or purports to repudiate a Finance Document.

(b)	After notification under paragraph (a) above:

(i)	the Obligors must repay or prepay each Loan on the date specified in paragraph (c) below; and

(ii)	the Commitments will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	within three Business Days following receipt by the Company of notice from the Facility Agent; or

(ii)	if allowed by the relevant law, the last day of the current Term of that Loan.

7.4	Mandatory prepayment – Class 1 disposals

(a)	The Company must promptly notify the Facility Agent if it (or a member of its Group) makes a disposal which would be deemed to be a class 1 transaction under the Listing Rules of the Financial Conduct Authority.

(b)	After notification of a disposal under paragraph (a) above, the Borrower must apply the proceeds of any such disposal (net of Tax and less any costs and expenses reasonably incurred) in prepayment pro rata of each outstanding Loan on the last day of the then current Term.

7.5	Mandatory prepayment – Fund Raising

(a)	The Company must promptly notify the Facility Agent if it (or a member of its Group) undertakes a Relevant Fund Raising.

(b)	After notification under paragraph (a) above, the Borrower must apply the Fund Raising Proceeds in prepayment pro rata of each outstanding Loan on the last day of the then current Term.

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7.6	Voluntary prepayment

(a)	The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay (or ensure that the Borrower prepays) any Loan made to the relevant Obligor at any time in whole or in part.

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Commitment is zero).

(c)	A prepayment of part of a Loan must be in a minimum amount of U.S.$5,000,000 and an integral multiple of U.S.$1,000,000.

7.7	Automatic cancellation

The Commitment of each Lender will be automatically cancelled in full:

(a)	at the close of business on the last day of the Availability Period; and

(b)	on the date on which the Syndication Lenders (as defined in the Mandate Letter) become party to the agreement pursuant to which the Refinancing Facilities (as defined in the Mandate Letter) are provided.

7.8	Voluntary cancellation

(a)	The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Commitments in whole or in part.

(b)	Partial cancellation of the Commitments must be in a minimum amount of U.S.$5,000,000 and an integral multiple of U.S.$1,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

7.9	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 11.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 11.3 (Tax Indemnity) or 12.1 (Increased costs),

the Company may, while the circumstance giving rise to the requirement for that increase or indemnification continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender or give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	After notification under paragraph (a) above:

(i)	the Borrower must repay or prepay that Lender’s share in each Loan drawn by it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled and reduced to zero.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be the last day of the current Term for that Loan or, if earlier, the date specified by the Company in its notification.

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(d)	The Company may, in the circumstances set out in paragraph (a) above, on five Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 27 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27 (Changes to the Parties) for a purchase price in cash payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 27.13 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)	the Lender shall only be obliged to transfer it rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that transfer.

7.10	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent ten Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.11	Reborrowing of Loans

The Borrower may not reborrow any part of the Facility which is prepaid.

7.12	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

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(c)	The Facility Agent may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(f)	If all or part of a Loan is repaid or prepaid, an amount of the Commitments (equal to the Dollar Amount of the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (f) shall reduce the Commitments of the Lenders rateably.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six monthly intervals after the first day of that Term.

8.3	Margin adjustments

(a)	Subject to any applicable calculation of the Margin carried out in accordance with paragraph (b), the Margin shall be as follows:

(i)	until the date falling six months after the first Utilisation Date, 0.50 per cent. per annum;

(ii)	from the date falling six months after the first Utilisation Date until the date falling 12 months after the first Utilisation Date, 0.60 per cent. per annum;

(iii)	from the date falling 12 months after the first Utilisation Date until the date falling 18 months after the first Utilisation Date, 0.70 per cent. per annum; and

(iv)	from the date falling 18 months after the first Utilisation Date until the Final Maturity Date, 0.85 per cent. per annum.

(b)	Provided that there is no Event of Default outstanding, the Margin will, from the delivery of a Compliance Certificate pursuant to Clause 17.2 (Compliance Certificate), be increased above the relevant rate set out in paragraph (a) above by the percentage rate per annum set out in the relevant row of column 2 in the table below:

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Column 1 Ratio of Consolidated Total Net Borrowings to Consolidated EBITDA	Column 2 per cent. per annum
Greater than 2.25:1	0.30
Less than or equal to 2.25:1 but greater than 1.50:1	0.15
Less than or equal to 1.50:1	0.00

(c)	For so long as:

(i)	the Company is in default of its obligation under this Agreement to provide a Compliance Certificate; or

(ii)	an Event of Default is outstanding,

the Margin will be increased by 0.30 per cent. per annum above the relevant rate set out in paragraph (a) above, (for the avoidance of doubt not above the relevant rate set out in column 2 in the table above in paragraph (b) above).

(d)	Any change to the Margin under this Clause will take effect in relation to a Loan on the second Business Day after delivery of the relevant Compliance Certificate.

8.4	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before and after judgment.

(b)	Interest on an overdue amount is payable in U.S. Dollars at a rate determined by the Facility Agent to be 1 per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan under the Facility to which the overdue amount relates. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be 1 per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Default interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

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8.5	Notification of rates of interest

The Facility Agent must promptly on the date determined notify each relevant Party of the determination of a rate of interest under this Agreement.

9.	TERMS

9.1	Selection of Terms

(a)	The Borrower may select the Term for a Loan in the relevant Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Term will be one month.

(d)	Subject to the other provisions of this Clause 9, three Business Days prior to the expiry of any Term the Borrower may select the next Term for that Loan which shall be of one, two, three or six months or any other period agreed by the Borrower (or the Company on its behalf) and the Lenders.

9.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

9.3	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

9.4	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining it.

10.	MARKET DISRUPTION

10.1	Failure of a Reference Bank to supply a rate

If LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by the Specified Time on a Rate Fixing Day, LIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

10.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	LIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 40 per cent. of that Loan that

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the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin; and

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select.

10.3	Confidentiality of Funding Rates and Reference Bank Quotations

(a)	The Facility Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Facility Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Company pursuant to Clause 8.5 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so

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inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.

(d)	The Facility Agent’s obligations in this Clause 10.3 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 8.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

(e)	The Facility Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

(f)	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 10.3.

10.4	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations in good faith for a period of not more than thirty (30) days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

11.	TAXES

11.1	General

In this Clause:

Borrower DTTP Filing means an HMRC Form DTTP2 duly completed and filed by the Borrower, which:

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(a)	where it relates to a Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1 (The Original Lenders), and is filed with HMRC within 30 days of the date of this Agreement; or

(b)	where it relates to a Treaty Lender that is a New Lender or an Increase Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Transfer Certificate or Increase Confirmation, and is filed with HMRC within 30 days of that Transfer Date or the Relevant Increase Date.

CTA means the Corporation Tax Act 2009.

HMRC means Her Majesty’s Revenue & Customs.

ITA means the Income Tax Act 2007.

Qualifying Lender means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to U.K. corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the U.K. for U.K. tax purposes;

(B)	a partnership each member of which is:

(I)	a company so resident in the U.K.; or

(II)	a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)	a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a Treaty Lender; or

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(b)	a Lender which is a building society (as defined for the purpose of section 880 of the ITA) making an advance under a Finance Document.

Relevant Increase Date means the date on which the increase in Total Commitments described in the relevant Increase Confirmation takes effect.

Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the U.K. for U.K. tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the U.K.; or

(ii)	a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

Tax Credit means a credit against any Tax or any relief or remission for, or repayment of, any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Transfer Date has the meaning given to that term in Clause 1.1 (Definitions).

Treaty Lender means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the U.K. through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	meets all other conditions in the relevant Treaty for full exemption from Tax imposed by the U.K. on interest, except that for this purpose it shall be assumed that the following are satisfied:

(i)	any condition which relates (expressly or by implication) to there not being a special relationship between the Borrower and a Lender or between both of them and another person, or to the amounts or terms of any Loan or the Finance Documents; and

(ii)	any necessary procedural formalities.

Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the U.K. which makes provision for full exemption from tax imposed by the U.K. on interest.

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U.K. Non-Bank Lender means, where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.

11.2	Tax gross up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Lender is not, or ceases to be, a Qualifying Lender; or

(ii)	an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment under paragraph (c) above by reason of a Tax Deduction if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender in respect of that payment, unless the altered status results from any change after the later of the date of this Agreement or the date that such Lender becomes a party to this Agreement in (or in the interpretation, administration, or application of) any law or Treaty agreement or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender; and

(A)	an officer of HMRC has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of Qualifying Lender and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)

the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a

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reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)	the Obligor is able to demonstrate that (subject to completion of any necessary formalities by the Borrower) the Tax Deduction would not have been made if the Lender had complied with its obligations under paragraph (g) or (h) (as applicable) below.

(e)	If an Obligor is required to make a Tax Deduction, it must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(f)	Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor must deliver to the Facility Agent for the relevant Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(g)

(i)	Subject to paragraph (ii) below, a Lender must co-operate with each Obligor in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)

(A)	A Treaty Lender which becomes a Party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1 (Original Lenders); and

(B)	a New Lender or Increase Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Transfer Certificate or Increase Confirmation which it executes, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(h)	If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(ii) above and:

(i)	the Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	the Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HMRC; or

(B)	HMRC has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

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and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

(i)	If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment or its participation in any Loan unless the Lender otherwise agrees.

(j)	The Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Facility Agent for delivery to the relevant Lender.

(k)	A UK Non-Bank Lender which becomes a Party on the day on which this Agreement is entered into gives a Tax Confirmation to the Company by entering into this Agreement.

(l)	A UK Non-Bank Lender shall promptly notify the Company and the Facility Agent if there is any change in the position from that set out in the Tax Confirmation.

11.3	Tax indemnity

(a)	Except as provided below, the Company must indemnify a Finance Party against any loss, liability or cost which that Finance Party suffers, or has suffered, directly for or on account of Tax by that Finance Party in respect of a Finance Document.

(b)	Paragraph (a) above does not apply to:

(i)	any Tax assessed on a Finance Party if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose;

(ii)	any Tax arising under, or attributable to the implementation or application of, or compliance with, the bank levy imposed by the UK Government as set out in the Finance Act 2011 as amended from time to time, or any levy or Tax of a similar nature imposed in, or by the government of, any jurisdiction, or any other law or regulation which implements such bank levy or any levy or Tax of a similar nature imposed in, or by the government of, any jurisdiction, or any Tax imposed on a Finance Party by virtue of its status as a bank;

(iii)	any amount compensated for under Clause 11.2 (Tax gross-up) above, or which would have been compensated for under Clause 11.2 (Tax gross-up) above but for an exception to that Clause; or

(iv)	any loss, liability or cost that relates to a FATCA Deduction required to be made by a party.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which gives, or has given, rise to the claim.

(d)	A Finance Party shall, on receiving payment from the Company under this Clause 11.3, notify the Facility Agent.

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11.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	the relevant Finance Party has used that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after tax position as it would have been in if the Tax Payment had not been required to be made by the Obligor.

(b)	If an Obligor makes a Tax Payment and the relevant Finance Party is a Treaty Lender, that Finance Party shall, in the ordinary course of its dealings with HMRC, take reasonable steps to obtain from HMRC payment of any amounts to which it may be entitled under the terms of any applicable Treaty in respect of any Tax Deduction from payments to it under any Finance Document and that Finance Party shall pay to the Obligor an amount equal to any such payment received from HMRC (after deducting any reasonable expenses incurred in obtaining it).

(c)	No Finance Party shall be obliged to take any such steps as a referred to in paragraph (b) above which may prejudice its right to obtain any other relief or allowance otherwise available to it or to disclose to any party to a Finance Document any information regarding its Tax affairs and computations.

11.5	Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate or Increase Confirmation which it executes on becoming a Party, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Clause 11.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this Clause 11.5.

11.6	Stamp taxes

The Company must pay and indemnify each Finance Party against any U.K. stamp duty, U.K. registration Tax or other similar U.K. Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such U.K. Tax payable in connection with the entry into of a Transfer Certificate by a Lender.

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11.7	Value added taxes

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 11.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Party’s VAT reporting requirements in relation to such supply.

11.8	FATCA Information

(a)	Subject to paragraph (c) below, each Finance Party shall, within ten Business Days of a reasonable request by another Party:

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(i)	confirm to that other Party and the Facility Agent whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party and the Facility Agent such forms, documentation and other information relating to its status under FATCA (including its applicable passthru payment percentage or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Finance Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Finance Party shall notify that other Party and the Facility Agent reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Finance Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Finance Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Finance Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Finance Party failed to confirm its applicable passthru payment percentage then such Finance Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru payment percentage is 100%, until (in each case) such time as the Finance Party in question provides the requested confirmation, forms, documentation or other information.

11.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Facility Agent and the other Finance Parties.

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12.	INCREASED COSTS

12.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation,

in each case made after the date of this Agreement; or

(c)	the implementation or application of or compliance with Basel III or any other law or regulation which implements Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

12.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)	compensated for under another Clause, or would have been but for an exception to that Clause;

(d)	a tax on the overall net income of a Finance Party or any of its Affiliates;

(e)	attributable to a Finance Party or its Affiliates wilfully or grossly negligently failing to comply with any law or regulation;

(f)	not claimed in the manner set out in Clause 12.3 (Claims) below; or

(g)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III (other than as excluded under Clause 12.4 (Basel III Costs) below) (Basel II).

12.3	Claims

A Finance Party intending to make a claim for an Increased Cost must, within 180 days of becoming aware of the circumstances giving rise to such a claim, notify the Company in writing of such circumstances setting out in detail the basis of calculation of such a claim.

12.4	Basel III Costs

The Company need not make any payment for a Basel III Cost unless the claiming Finance Party:

(a)

provides reasonable detail of the basis of calculation of such Basel III Costs provided that this obligation to provide reasonable detail does not extend to information and detail that a Finance Party is not legally allowed to disclose, is confidential to third parties (including any

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information that is confidential to a Finance Party’s organisation or affairs) or price-sensitive in relation to listed shares or other instruments issued by that Finance Party or any of its Affiliates;

(b)	confirms to the Company that it is the Finance Party’s policy to claim Basel III Costs to a similar extent from similar borrowers in relation to similar facilities; and

(c)	confirms to the Company that it is making a claim for Basel III Costs within 180 days of incurring them.

For the purpose of this Clause 12:

Basel III means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

Basel III Cost means any Increased Cost attributable to the implementation or application of or compliance with Basel III.

13.	MITIGATION

13.1	Mitigation

(a)	Each Finance Party must, in agreement with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or any claim under Clause 12.1 (Increased Costs) being payable to that Finance Party; or

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Clause.

(c)	A Finance Party is not obliged to take any step under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

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13.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	subject to Clause 11.4(b) (Tax Credit), oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.	PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in the principal financial centre of the U.S. as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

14.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in U.S. Dollars in the place for payment.

14.3	Currency

Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents shall be U.S. Dollars.

14.4	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with an office or bank in New York.

(b)	The Facility Agent may (with the consent and at the expense of the relevant Obligor) apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum had not been made available, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

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14.5	No set off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set off or counterclaim.

14.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

14.7	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 14.1 (Place) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 21.14 (Replacement of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 14.4 (Distribution).

14.8	Partial payments

(a)	If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

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(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub paragraphs (a)(ii) to (iv) above.

(c)	This Clause will override any appropriation made by an Obligor.

14.9	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

Each Guarantor jointly and severally (if there is more than one Guarantor) and irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Obligor of all its payment obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever an Obligor does not pay any amount when due under any Finance Document, that Guarantor must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor;

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 15 if the amount claimed had been recoverable on the basis of a guarantee; and

(d)	agrees that:

(i)	this is a guarantee of payment and not a guarantee of collection;

(ii)	its obligations under this guarantee are independent of the validity or enforceability of any or all of the obligations of any or all of the Obligors; and

(iii)	a separate action may be brought and prosecuted against that Guarantor whether or not any action is brought against any or all of the Obligors.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. This guarantee will enure to the benefit of any New Lender (as defined in Clause 27 (Changes to the Parties)) to which has been assigned or transferred (including by way of novation) any or all of the rights and/or obligation of a Lender under this Agreement.

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15.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 15 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security, including without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceeding relating to any Obligor.

15.5	Guarantor intent

Without prejudice to the generality of Clause 15.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

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15.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

15.7	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

15.8	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

15.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

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16.	REPRESENTATIONS

16.1	Representations

The representations set out in Clauses 16.2 (Status) to 16.14 (Sanctions) are made by each Obligor or (if it so states) the Company to each Finance Party.

16.2	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party.

16.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

16.5	Non conflict

The entry into and performance by it of the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it; or

(b)	its constitutional documents; or

(c)	at the date of this Agreement, any document which is binding upon it or any of its Material Subsidiaries or any of its or its Material Subsidiaries’ assets.

16.6	No default

(a)	No Event of Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	no other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

16.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been or will have been by the date of delivery of the first Request, obtained or effected (as appropriate) and are, or will be by the date of delivery of the first Request, in full force and effect.

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16.8	Financial statements

In the case of each Obligor which has provided audited consolidated financial statements pursuant to Clause 17.1 (Financial statements), those financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are the Original Financial Statements):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	give a true and fair view of its consolidated financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

16.9	No material adverse change

In the case of the Company only, as at the date of this Agreement, there has been no material adverse change in its consolidated financial condition since the date to which the Original Financial Statements were drawn up which is likely to have a Material Adverse Effect.

16.10	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened in writing, which are reasonably likely to have a Material Adverse Effect.

16.11	Information

(a)	All material factual information supplied by the Company to any Finance Party in writing was accurate in all material respects as at the date to which it was prepared;

(b)	as at its date and to the best of its knowledge, the opinions, projections and forecasts supplied by the Company to any Finance Party and the assumptions on which they were based were arrived at after due and careful consideration and genuinely represented its views; and

(c)	to the best of its knowledge there are no material facts or circumstances which have not been disclosed to the parties to this Agreement by the Company prior to the date of this Agreement and which would make any of the information, opinions, projections, forecasts or assumptions supplied by the Company inaccurate or misleading in any material respect.

16.12	ERISA

No ERISA Events have occurred with respect to any Obligor or any of its ERISA Affiliates, except as would not reasonably be likely to have a Material Adverse Effect.

16.13	Margin Stock

(a)	No part of the Loan, or any proceeds of any extension of credit hereunder, will be used immediately, directly, indirectly, incidentally or ultimately for any purpose that entails a violation (including on the part of any Finance Party) of, or that is inconsistent with, the provisions of the Margin Regulations.

(b)

After applying the proceeds of any Loan or other extension of credit hereunder, not more than 25 per cent. of the value of the assets (as determined by the Company using reasonable methods within the purview of the Margin Regulations) of the Company and its Subsidiaries that are subject to the provisions of Clause 7.4 (Mandatory prepayment – Class 1 disposals), Clause 19.7 (Negative pledge) or Clause 19.8 (Disposals), or otherwise subject to any similar

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restriction contained in any agreement or instrument between the Borrower and a Lender, or any Affiliate of any Lender relating to Financial Indebtedness, consists of Margin Stock.

16.14	Sanctions

None of the Obligors, any Subsidiary thereof or any of their respective directors or officers is a Sanctioned Person.

16.15	Times for making representations

(a)	The representations set out in this Clause are made on the date of this Agreement.

(b)	The representations in Clauses 16.2 (Status) to 16.5(b) (Non-conflict) (inclusive), 16.6 (No default) to 16.8 (Financial Statements) (inclusive) and 16.12 (ERISA) (together, the Term Representations) and Clause 16.13 (the Margin Stock Representation) are deemed to be repeated by:

(i)	each Additional Guarantor and the Company on the date that Additional Guarantor becomes an Obligor; and

(ii)	each Obligor on the date of each Request and:

(A)	in respect of the Term Representations, on the first day of each Term of a Loan; and

(B)	in respect of the Margin Stock Representation, on the Utilisation Date.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

17.	INFORMATION COVENANTS

17.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	its audited consolidated financial statements for each of its financial years;

(ii)	if required to be produced by applicable law, the audited financial statements of each Obligor for each of its financial years; and

(iii)	its interim consolidated financial statements for the first half year of each of its financial years.

(b)	All financial statements must be supplied to the Facility Agent at the same time as they are dispatched by the Company to its shareholders following the end of the relevant financial period.

17.2	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate:

(i)	in the case of the Company’s audited consolidated financial statements, within 180 days; and

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(ii)	in the case of the Company’s interim consolidated financial statements, within 120 days of the end of the relevant financial period.

(b)	A Compliance Certificate is a certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

(c)	A Compliance Certificate must be signed by two authorised signatories of the Company.

17.3	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement fairly represents the relevant Obligor’s financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b)	The Company must notify the Facility Agent of any material change to the basis on which its audited consolidated financial statements are prepared.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement in so far as it impacts the financial covenants under Clause 18 (Financial Covenants).

(d)	If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must ensure that its auditors certify those amendments which would be necessary to place the Company and the Lenders in the same position as they would have been in if the change had not happened; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties and the certified amendments shall be deemed to be incorporated into this Agreement.

17.4	Information – miscellaneous

The Company must supply to the Facility Agent:

(a)	copies of all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which:

(i)	are current, threatened in writing or pending;

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(ii)	are reasonably likely to be adversely determined; and

(iii)	would, if adversely determined, have a Material Adverse Effect;

(c)	promptly on request, a list of the then current Material Subsidiaries; and

(d)	as soon as reasonably practicable (but in any case by no later than two Business Days) after the Closing Date, a written notice that the Closing Date has occurred.

17.5	“Know Your Customer” checks

(a)	The Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied with the result of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

17.6	Notification of Default

Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

18.	FINANCIAL COVENANTS

18.1	Definitions

In this Clause:

Consolidated Cash and Cash Equivalents means, at any time, the aggregate of the following:

(a)	cash in hand or on deposit with any Acceptable Bank, which, in either case, is not subject to any security interest and is readily remittable to the U.K or capable of being applied against Consolidated Total Borrowings;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an Acceptable Bank;

(c)	any investment in marketable obligations issued or guaranteed by the government of the United States of America or the U.K. or by an instrumentality or agency of the government of the United States of America or the U.K. having an equivalent credit rating;

(d)	any investment in debt instruments permitting cash withdrawals on not more than one month’s notice and which have a rating of A or higher by Standard and Poor’s or Fitch or A2 or higher by Moody’s;

(e)	open market commercial paper:

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(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America or the U.K.;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 by Standard & Poor’s or Fitch or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper or indebtedness, the issuer of which has, in respect of its long term debt obligations, an equivalent rating;

(f)	debt securities eligible for rediscount at the Bank of England and accepted by an Acceptable Bank;

(g)	any cash deposited as collateral against any Consolidated Total Borrowings up to the maximum amount of those Consolidated Total Borrowings; or

(h)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings.

Any amount outstanding in a currency other than U.S. Dollars is to be taken into account at its Dollar equivalent calculated on the basis of:

(i)	the Agent’s Dollar Rate of Exchange; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the rate of exchange used by the Company in its financial statements for that last day of the financial period. However, if by using this rate the Company does not comply with any term of this Clause 18, the Company may apply the average rate of exchange used by the Company in its financial statements for that period instead.

Consolidated EBITA means Consolidated EBITDA for a Measurement Period adjusted by deducting depreciation.

Consolidated EBITDA means the consolidated net pre-taxation profits of the Group for a Measurement Period, adjusted by:

(a)	adding back Consolidated Net Interest Payable;

(b)	adding back any other finance costs included in consolidated net pre-taxation profits;

(c)	taking no account of any exceptional or extraordinary item;

(d)	adding back the profit and loss effect of any adjustment to the carrying value of inventory or any other asset or liability arising from purchase accounting adjustments, to the extent that any such adjustment (in whole or part) is included in consolidated net pre-taxation profits;

(e)	adding back depreciation and amortisation;

(f)	adding back any charges in respect of share based payments; and

(g)	including the EBITDA (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any member of the Group treated as held for sale.

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Consolidated Interest Payable means all interest and recurring financing charges including acceptance commission, commitment fees (but excluding for the avoidance of doubt any one-off or up-front fees), the interest element of rental payments on finance or capital leases (whether, in each case, paid or payable) and any other finance costs having the nature of interest included in consolidated pre-taxation profits, incurred by the Group in effecting, servicing or maintaining Consolidated Total Borrowings during a Measurement Period, after taking into account any amount relating to the current Measurement Period in respect of any interest rate hedging transactions in respect of the Consolidated Total Borrowings whether or not designated as IAS 39 hedges.

Consolidated Net Interest Payable means Consolidated Interest Payable less all interest and financing charges received or receivable by the Group during the relevant Measurement Period.

Consolidated Total Borrowings means, in respect of the Group, at any time the aggregate of the following:

(a)	the outstanding principal amount of any moneys borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit;

(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)	the capitalised element of indebtedness under a finance or capital lease as defined in accordance with accounting principles applied in preparation of the Original Financial Statements;

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non recourse basis);

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(g)	any fixed or minimum premium due and payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)	the outstanding principal amount of any indebtedness of any person who is not a member of the Group of a type referred to in paragraphs (a) to (h) above which is the subject of a guarantee, indemnity or similar assurances against financial loss provided by a member of the Group; and

(j)	the value of any assets or liabilities arising from the mark-to-market valuation of any derivative financial instruments in respect of currency hedging on Consolidated Total Borrowings which gives rise to balance sheet assets or liabilities.

Any amount outstanding in a currency other than U.S. Dollars is to be taken into account at its Dollar equivalent calculated on the basis of:

(i)	the Agent’s Dollar Rate of Exchange; or

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(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the rate of exchange used by the Company in its financial statements for that last day of the financial period. However, if by using this rate the Company does not comply with any term of this Clause 18, the Company may apply the average rate of exchange used by the Company in its financial statements for that period instead.

Consolidated Total Net Borrowings means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

Measurement Period means a period of 12 months ending on a Testing Date.

Testing Date means the last day of a financial year or financial half year of the Company.

18.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting definition used in this Clause is to be construed in accordance with the accounting principles applied in accordance with the Original Financial Statements.

(b)	No item shall be credited or deducted more than once in any calculation under this Clause.

(c)	For the purpose of calculation of ‘Gearing’ pursuant to Clause 18.3 (Gearing) only:

(i)	there shall be included in determining Consolidated EBITDA for any Measurement Period (including that portion thereof occurring prior to the relevant acquisition) the EBITDA (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any material person, property, business or fixed asset acquired by any member of the Group during such Measurement Period as if they were acquired as of the first day of that Measurement Period; and

(ii)	there shall be excluded in determining Consolidated EBITDA for any Measurement Period the EBITDA (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any material person, property, business or fixed asset sold by any member of the Group during such Measurement Period (including that portion thereof occurring prior to the relevant disposal) as if they were disposed of as of the first day of that Measurement Period.

For the avoidance of doubt, there shall be no corresponding adjustments to Consolidated EBITA for the purposes of calculating ‘Interest Cover’ pursuant to Clause 18.4 (Interest Cover).

18.3	Gearing

The Company must ensure that the ratio of Consolidated Total Net Borrowings (as at each Testing Date) to Consolidated EBITDA (for the Measurement Period ending on that Testing Date) is not more than 3:1.

18.4	Interest cover

The Company must ensure that on each Testing Date the ratio of Consolidated EBITA to Consolidated Net Interest Payable for the Measurement Period ending on that Testing Date is not less than 3:1.

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19.	GENERAL COVENANTS

19.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member or to specified members of the Group, each Obligor must ensure that each of its Subsidiaries to which the covenant relates performs that covenant.

19.2	Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or (subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement) enforceability of, any Finance Document.

19.3	Compliance with laws

Each member of the Group must comply in all respects with all laws and regulations to which it is subject where failure to do so is reasonably likely to have a Material Adverse Effect.

19.4	Compliance with ERISA

No Obligor shall allow, or permit any of its ERISA Affiliates to allow, any ERISA Event to occur with respect to any Plan to the extent that any ERISA Event, individually or when aggregated with all other ERISA Events, is reasonably likely to have a Material Adverse Effect.

19.5	Use of proceeds

No Obligor will request any Utilisation, and no Obligor shall use, and shall procure that its Subsidiaries shall not use, the proceeds of any Utilisation:

(a)	in furtherance of an offer, payment, promise to pay, or authorisation of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws;

(b)	for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; or

(c)	in any manner that would result in the violation of any Sanctions applicable to any Party.

19.6	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.7	Negative pledge

(a)	In this Clause, Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest.

(b)	Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(c)	Paragraph (b) does not apply to:

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(i)	any Security Interest comprising a netting, set off or lien arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of business;

(iii)	any Security Interest on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(iv)	any Security Interest arising under any contract for the purchase of goods entered into in the normal course of trading;

(v)	any Security Interest over goods and products or over the documents of title or insurance policies relating to such goods and products, arising in the ordinary course of trading in connection with letters of credit and similar transactions, provided such Security Interest secures only so much of the acquisition cost or selling price (and amounts incidental thereto) of these goods and products which is required to be paid within 6 months after the date upon which the same was first incurred;

(vi)	set-off rights on market standard terms contained in any hedging agreement;

(vii)	set-off rights in the ordinary course of trading;

(viii)	any Security Interest created in substitution for any of the above Security Interests but only:

(A)	if the Security Interest is over the same asset;

(B)	if the principal amount secured by that Security Interest does not exceed the principal amount secured by the Security Interest which is replaced; and

(C)	if the Security Interest which is replaced was only permitted to be outstanding for a certain period of time, to the extent the new Security Interest is not outstanding for any greater period; and

(ix)	any Security Interest securing indebtedness the amount of which (when aggregated with the amount of assets or receivables sold, transferred or disposed of under paragraph (d) below) does not exceed 10 per cent. of the consolidated gross assets of the Group as shown in the most recent audited consolidated financial statements of the Company delivered to the Facility Agent pursuant to Clause 17.1 (Financial statements) (being as at the date of this Agreement the Original Financial Statements).

(d)	No member of the Group may sell, transfer or otherwise dispose of any of its receivables on recourse terms, in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset unless the amount of assets or receivables sold, transferred or disposed of under this paragraph (including any assets the subject of any such arrangement on the date of this Agreement) (when aggregated with the amount of indebtedness secured under Clause 19.7(c)(ix) above) does not exceed 10 per cent. of the consolidated gross assets of the Group as shown in the most recent audited consolidated financial statements of the Company delivered to the Facility Agent pursuant to Clause 17.1 (Financial statements) (being as at the date of this Agreement the Original Financial Statements).

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19.8	Disposals

(a)	In this Clause, disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly.

(b)	Except as provided below, the Company will not, and will procure that no Subsidiary will, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets.

(c)	Paragraph (b) does not apply to any disposal:

(i)	made in the ordinary course of business of the disposing entity;

(ii)	of assets which are exchanged within 180 days for other assets comparable or superior as to type, value and quality;

(iii)	by one company in the Group to another company in the Group;

(iv)	of machinery or plant at or nearly at the end of their useful life or period of depreciation;

(v)	of obsolete equipment owned by a member of the Group no longer required for the purposes of the business carried on by that member of the Group;

(vi)	which would not be deemed to be a class 1 transaction under the Listing Rules of the Financial Conduct Authority or which would not require the approval of the shareholders of the Company in general meeting; or

(vii)	the net proceeds of which are applied in permanent prepayment and cancellation of Loans.

19.9	Financial Indebtedness

(a)	Except as provided below no member of the Group (other than the Company) may incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of six months from the date of acquisition;

(ii)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business;

(iii)	the capital element of any liability under finance or capital leases up to a maximum amount not exceeding U.S.$50,000,000 (or the equivalent in any other currency) or any higher amount which is approved in writing by the Facility Agent acting on the instructions of the Majority Lenders;

(iv)	foreign exchange, interest rate or similar hedging arrangements entered into only for the purposes of managing the interest rate and foreign exchange rates of the Group and not for any speculative purpose or pursuant to any financial trading;

(v)	Financial Indebtedness incurred in favour of banks or other financial institutions as a result of netting or set off arrangements entered into by a member of the Group in the

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ordinary course of its banking arrangements for the purpose of netting debit and credit balances on accounts maintained with such banks or financial institutions but only to the extent that such Financial Indebtedness does not exceed the amount of such credit balances;

(vi)	any Financial Indebtedness due under any Finance Document; or

(vii)	any other Financial Indebtedness which in aggregate does not exceed 5 per cent. of consolidated gross assets as shown in the most recent audited consolidated financial statements of the Company.

19.10	Change of business

The Company must ensure that there are no substantial changes made to the general nature of the business of the Group, taken as a whole, as exists at the date of this Agreement such that the principal activities of the Group, taken as a whole, are no longer consistent with such business.

19.11	Mergers

No Obligor may enter into any amalgamation, demerger, merger or reconstruction otherwise than under an intra Group reorganisation on a solvent basis or other transaction agreed by the Majority Lenders.

20.	DEFAULT

20.1	Events of Default

(a)	Save for Clause 20.13 (Acceleration) and Clause 20.14 (Clean-Up Period), each of the events set out in this Clause 20 is an Event of Default.

(b)	In this Clause 20:

Material Group Member means an Obligor or a Material Subsidiary; and

Permitted Transaction means:

(i)	an intra Group reorganisation of a Material Subsidiary on a solvent basis; or

(ii)	any other transaction agreed by the Majority Lenders.

20.2	Non payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non payment:

(a)	is caused by administrative or technical error; and

(b)	is remedied within three Business Days (in the case of principal amounts due under this Agreement) and within five Business Days (in the case of any other amount due under this Agreement) of its due date.

20.3	Breach of other obligations

(a)	The Company does not comply with any term of Clause 18 (Financial covenants) or Clause 19.5 (Use of proceeds); or

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(b)	an Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non compliance:

(i)	is capable of remedy; and

(ii)	is remedied within twenty Business Days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the non compliance.

20.4	Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of an Obligor under any Finance Document is incorrect in any material respect when made or deemed to be repeated unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within twenty Business Days of the earlier of the Facility Agent giving notice and the relevant Obligor becoming aware of the misrepresentation.

20.5	Cross default

Any of the following occurs in respect of a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable; or

(ii)	is placed on demand,

in each case, as a result of an event of default; or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default;

(d)	No Event of Default will occur under this Clause 20.5 if:

(i)	the Financial Indebtedness is of any person acquired by a member of the Group which is:

(A)	incurred under the arrangements in existence at the date of acquisition; and

(B)	the event of default in respect thereof is no longer outstanding after one month from the date of acquisition;

or

(ii)	the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is at the time of any determination less than U.S.$30,000,000 or its equivalent.

20.6	Insolvency

Any of the following occurs in respect of a Material Group Member:

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(a)	it is or is deemed for the purposes of Section 123 of the Insolvency Act 1986 (but as if the figure of £750 in paragraph (a) was replaced with the figure of U.S.$10,000,000 (or its equivalent)) to be unable to pay its debts as they fall due;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on its debts generally or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with creditors generally or any class of them for the rescheduling of any of its indebtedness;

(e)	a moratorium is declared in respect of its indebtedness generally.

20.7	Insolvency proceedings

(a)	Except as provided in paragraph (b) below, any of the following occurs in respect of a Material Group Member:

(i)	any step is taken with a view to a composition, assignment or similar arrangement with its creditors generally;

(ii)	a meeting of it is convened for the purpose of considering any resolution for or to petition for its winding up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition for its bankruptcy, winding up, administration or dissolution;

(iv)	an order for its winding up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it;

(vi)	its directors or other officers request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction; or

(ii)	a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within fourteen days.

20.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Material Group Member, having an aggregate value of U.S.$10,000,000 (or its equivalent), and is not discharged within 21 days or is being contested in good faith to the satisfaction of the Facility Agent acting reasonably.

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20.9	Cessation of business

A Material Group Member ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

20.10	Ownership

Any Obligor (other than the Company) is not or ceases to be a wholly owned Subsidiary of the Company.

20.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

20.12	Repudiation

An Obligor repudiates a Finance Document or purports to repudiate a Finance Document.

20.13	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Clause will take effect in accordance with its terms.

20.14	Clean-Up Period

Notwithstanding any other provision of any Finance Documents:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Event of Default constituting a Clean-Up Default,

will be deemed not to be a breach of a representation or warranty, a breach of covenant or an Event of Default (as the case may be) for the purposes of this Agreement including, without limitation, Clause 4.2 (Further conditions precedent), if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, or a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

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(iii)	the circumstances giving rise to it have not been procured by or approved by any Obligor that is an Obligor at the date of this Agreement; and

(iv)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

21.	THE ADMINISTRATIVE PARTIES

21.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

21.2	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

21.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys received by it for its own account.

21.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

21.5	Reliance, rights and discretions of the Facility Agent

(a)	The Facility Agent may:

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(i)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(ii)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(iii)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent);

(iv)	act under the Finance Documents through its personnel and agents;

(v)	disclose to any other Party information it reasonably believes it has received as agent under this Agreement;

(vi)	disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders; and

(vii)	not disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 10.2 (Market disruption).

(b)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Mandated Lead Arrangers are obliged to do or omit to do anything if it would or might in their reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

21.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(c)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

21.7	Responsibility

(a)	No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which

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may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

21.8	Exclusion of liability

(a)	The Facility Agent is not liable to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Clause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

21.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders.

21.10	Information

(a)	Subject to paragraph (b) below, the Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Without prejudice to Clause 27.11 (Copy of Transfer Certificate or Increase Confirmation to the Company), paragraph (a) above shall not apply to any Transfer Certificate or Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

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(d)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(e)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

21.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

21.12	Compliance

The Facility Agent may refrain from doing anything (including the disclosure of any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

21.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment for a period of not less than 30 days. Any successor Facility Agent must have an office in the U.K.

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(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

(i)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)	the Facility Agent fails to respond to a request under Clause 11.8 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Facility Agent pursuant to Clause 11.8 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

21.14	Replacement of the Facility Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent (acting through an office in the United Kingdom).

(b)	The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

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(c)	The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

21.15	Relationship with Lenders

(a)	Subject to Clause 27.13 (Pro rata Interest Settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent, acting for this purpose solely as an agent of the Company, must keep a register (the Register) of all the Parties and supply the Company with a copy of the Register on request. The Register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice. The right to the principal of, and interest on, the Loans may be transferred or assigned only if such transfer or assignment is recorded in the Register.

(d)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Contact details) and paragraph (a)(iii) of Clause 33.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

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21.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

22.	EVIDENCE AND CALCULATIONS

22.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3	Calculations

Any interest or fee accruing under a Finance Document accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

23.	FEES

23.1	Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company. If the Commitment of each Lender has not been automatically cancelled pursuant to Clause 7.7(b) (Automatic cancellation) by 15 April 2014, the Company must enter into a Fee Letter with the Facility Agent by no later than 22 April 2014.

23.2	Arrangement fee and participation fee

The Company must pay:

(a)	to the Mandated Lead Arrangers, an arrangement fee; and

(b)	to the Original Lenders, a participation fee,

in each case, for their own account in the manner agreed in:

(i)	in respect of the arrangement fee, the Fee Letter between the Mandated Lead Arrangers and the Company; and

(ii)	in respect of the participation fee, the Fee Letter between the Facility Agent (for the account of the Lenders) and the Company.

23.3	Commitment fee

(a)	The Company must pay to the Facility Agent (for the account of each Lender) a commitment fee computed at the rate of:

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(i)	from the date of this Agreement to the date falling two months after the Signing Date, 25 per cent. of the applicable Margin on that Lender’s Available Commitment; and

(ii)	thereafter to the end of the Availability Period, 35 per cent. of the applicable Margin on that Lender’s Available Commitment.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for the account of the Lenders on:

(i)	the first Utilisation Date;

(ii)	the last date of the Availability Period; and

(iii)	(for the account of the relevant Lenders only) the date a relevant Lender’s Commitment is cancelled in full.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

24.	INDEMNITIES AND BREAK COSTS

24.1	Currency indemnity

(a)	The Company shall, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

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The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

24.3	Break Costs

(a)	The Borrower must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the Borrower details of the amount of any Break Costs claimed by it under this Clause.

25.	EXPENSES

25.1	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of any Obligor or specifically allowed by this Agreement.

25.2	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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26.	AMENDMENTS AND WAIVERS

26.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

26.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment;

(v)	a release of an Obligor otherwise than in accordance with Clause 27.7 (Resignation of an Obligor (other than the Company)) or as a result of a disposal permitted under Clause 19.8 (Disposals);

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

26.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments and, to the extent that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purpose of this paragraph (a).

(b)

If a Defaulting Lender fails to respond to a request for a consent, waiver, amendment or other vote under the Finance Documents or any other vote of the Lenders under the terms of this Agreement within ten Business Days in relation to consents, waivers, amendments or votes

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which require Majority Lender consent, and within fifteen Business Days in relation to consents, waivers, amendments or votes which require all Lender consent (unless the Company and the Facility Agent agree to a longer time period) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the Facility when ascertaining whether any relevant percentage of Total Commitments and/or participations has been obtained to approve that request.

(c)	For the purposes of this Clause, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

26.4	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 27 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 27 (Changes to the Parties) all (and not part only) of the undrawn Commitment of the Lender, to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Facility Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

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(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

26.5	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), this Agreement will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

26.6	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non exercise of any right is not a waiver of that right.

27.	CHANGES TO THE PARTIES

27.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

27.2	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may, subject to the following provisions of this Clause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to another bank or financial institution or to a trust, fund or other entity regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which:

(i)	is a Qualifying Lender, as defined in Clause 11.1 (General); and

(ii)	has a minimum of two credit ratings of either ‘A-’ or higher by Standard & Poor’s, A3 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its longer term debt obligations,

(the New Lender).

(b)	A transfer of part of a Commitment must be in a minimum amount of at least U.S.$20,000,000 and an integral multiple of U.S.$5,000,000.

(c)	Unless:

(i)	an Event of Default has occurred which is outstanding;

(ii)	the assignment or transfer is to a lender which is a lender to the Company under the Existing Facility Agreement on the date of this Agreement; or

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(iii)	the assignment or transfer:

(A)	is to take place during primary syndication;

(B)	is to another Lender; or

(C)	is to an Affiliate of a Lender,

provided that, if such transfer or assignment under paragraph (A), (B) or (C) is to take place prior to the first Utilisation Date, such transferee or assignee has a rating that complies with paragraph (a)(ii) above, the consent of the Company is required for any assignment or transfer to a New Lender.

(d)	The consent of the Company given pursuant to paragraph (c) must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time.

(e)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(f)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of U.S.$4,000.

(g)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(h)	Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.3	Procedure for transfer by way of novations

(a)	A novation is effected if the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate and the Facility Agent executes it.

(b)	The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	Subject to Clause 27.13 (Pro rata interest settlement), on the Transfer Date:

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(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

27.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non performance by any Obligor of its obligations under any Finance Document or otherwise.

27.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred, except that this paragraph shall not apply:

(i)	if the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or right to be prepaid and/or cancelled by reason of illegality; or

(ii)	in respect of a Tax Payment, if a Treaty Lender has included a confirmation that it wished the HMRC DT Treaty Passport scheme to apply to this Agreement in

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accordance with Clause 11.2(g)(ii)(B) and the Obligor making the Tax Payment has not made a Borrower DTTP Filing.

27.6	Additional Guarantors

(a)

(i)	Subject to sub-paragraph (ii) below and compliance with Clause 17.5 (“Know Your Customer” checks), the Company may elect for any of its wholly owned Subsidiaries to become an Additional Guarantor.

(ii)	If the Additional Guarantor is incorporated in a jurisdiction other than the U.K. the prior consent of all the Lenders is required, which shall be conditional upon, but not limited to, the agreement of appropriate amendments to Clause 11 (Taxes) to take into account the jurisdiction of incorporation of that Additional Guarantor.

(b)	If one of the Subsidiaries of the Company is to become an Additional Guarantor, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part B of Schedule 2 (Conditions precedent documents).

(c)	The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the other Finance Parties and the Company that it has received (or waived receipt of) all of the documents and evidence referred to in paragraph (b) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(d)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

(e)	Clause 15 (Guarantee and Indemnity) will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect any requirement under the law of the jurisdiction of any Additional Guarantor to limit the guarantee to be provided by that Additional Guarantor.

27.7	Resignation of an Obligor (other than the Company)

(a)	In this Clause, Resignation Request means a letter in the form of Schedule 6 (Form of Resignation Request), with such amendments as the Facility Agent may approve or reasonably require.

(b)	The Company may request that an Obligor (other than the Company) ceases to be an Obligor by giving to the Facility Agent a duly completed Resignation Request.

(c)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:

(i)	no Default is outstanding or would result from the acceptance of the Resignation Request and the Company confirms this; and

(ii)	no amount owed by that Obligor under this Agreement is still outstanding.

(d)	The Obligor will cease to be a Guarantor when the Facility Agent gives the notification referred to in paragraph (c) above.

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27.8	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement, a Transfer Certificate or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in Loans in the manner provided for in sub-paragraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

27.9	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (with the agreement of the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.10	Replacement of a Lender

(a)	For the purposes of this Clause, Non-Consenting Lender means a Lender who does not agree to a consent or amendment or who fails to respond to a request for a consent or amendment where:

(i)	the Company or the Facility Agent has requested the Lenders to consent to a departure from or waiver of any provision of the Finance Documents or to agree to any amendment to the Finance Documents;

(ii)	the relevant consent or amendment requires the agreement of all Lenders;

(iii)	a period of not less than 15 Business Days (or such longer period as the Company and the Facility Agent may agree) has elapsed from the date the consent or amendment was requested;

(iv)	the Majority Lenders have agreed to that consent or amendment; and

(v)	the Company has notified the Lender it will treat it as a Non Consenting Lender.

(b)	If at any time any Lender becomes a Non-Consenting Lender, then the Company may, on ten Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by causing it to (and that Lender shall) transfer in accordance with this Clause 27 all of its rights and obligations under this Agreement to a Lender or other person selected by the Company and acceptable to the Facility Agent (acting reasonably) for a purchase price equal to the outstanding principal amount of that Lender’s participation in the outstanding Loans and all accrued interest and fees and other amounts payable to that Lender under this Agreement.

(c)	The Company shall have no right to replace the Facility Agent and neither the Facility Agent nor any Lender shall have any obligation to the Company to find a replacement Lender or other such entity.

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(d)	The Company may only replace a Non-Consenting Lender if that replacement takes place no later than 180 days after the date the Non-Consenting Lender becomes a Non-Consenting Lender.

(e)	No Lender replaced under this Clause may be required to pay or surrender to that replacement Lender or other entity any of the fees received by it.

(f)	The Company’s right to replace a Non-Consenting Lender under this Clause is, and shall be, in addition to, and not in lieu of, all other rights and remedies available to the Company against that Non-Consenting Lender under this Agreement, at law, in equity, or by statute.

27.11	Copy of Transfer Certificate or Increase Confirmation to the Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

27.12	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create any Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank or to governmental authorities, agencies or departments including HM Treasury; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27.13	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a pro rata basis to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 27.3 (Procedure for transfer by way of novations) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of a Term):

(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Term (or, if the Term is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Term); and

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(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause, have been payable to it on that date, but after deduction of the Accrued Amounts.

28.	CONFIDENTIALITY

28.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 28.2 (Disclosure of Confidential Information) and Clause 28.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

28.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 21.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

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(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 27.12 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to

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whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

28.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Facility Agent and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currency of Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Final Maturity Date of Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

28.4	Entire agreement

This Clause 28 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

28.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

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28.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 28.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 28.

28.7	Continuing obligations

The obligations in this Clause 28 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

29.	SET OFF

Following an Event of Default, a Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.

30.	PRO RATA SHARING

30.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

30.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders accordingly.

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(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

30.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

31.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

32.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. Delivery of a counterpart of a Finance Document by email attachment or telecopy shall be an effective mode of delivery.

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33.	NOTICES

33.1	In writing

(a)	Any formal communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post or fax approved by the Facility Agent.

(b)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

33.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Smith & Nephew plc

15 Adam Street

London WC2N 6LA

Tel:	0207 401 7646
Fax:	0207 930 3353
For the attention of:		The Company Secretary

(c)	The contact details of the Facility Agent for operational duties as Facility Agent (such as drawdowns, interest rate fixing, interest/fee calculations and payments) are:

J.P. Morgan Europe Limited

Loans Agency 6th floor

25 Bank Street, Canary Wharf

London E14 5JP

United Kingdom

Attention:	Loans Agency
Facsimile:	+44 20 7777 2360
Email:	loan_and_agency_london@jpmorgan.com

For non operational matters as Facility Agent (such as documentation; compliance with covenants; amendments and waivers etc):

J.P. Morgan Europe Limited

25 Bank Street, Canary Wharf

London, E14 5JP

Tel:	020 7134 5712
Fax:	020 3493 0074
For the attention of:		Jonathan Richards

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

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33.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

33.4	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed unless such replacement Facility Agent becomes an Impaired Agent.

33.5	Electronic communication

(a)	Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

33.6	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

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(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents including, without limitation and for the avoidance of doubt, any amendments to the Finance Documents, any Request, or notice of a prepayment.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	The Facility Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

34.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

35.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with this Agreement are governed by English law.

36.	ENFORCEMENT

36.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document or any non-contractual obligations arising out of or in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Documents.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

36.2	Service of process

(a)	Each Obligor (including, for the avoidance of doubt, each Additional Guarantor) not incorporated in England and Wales irrevocably appoints the Company as its agent under the

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Finance Documents for service of process in any proceedings before the English courts (which appointment the Company hereby accepts).

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

ORIGINAL LENDERS

Name of Original Lender	Commitment (U.S.$)	Facility Office	Qualifying Lender status	HMRC Double Taxation Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)

Barclays Bank PLC	700,000,000.00	Barclays Bank PLC	Qualifying Lender (other than a Treaty Lender)

JPMorgan Chase Bank, N.A.	700,000,000.00	JPMorgan Chase Bank, N.A.	Qualifying Lender (other than a Treaty Lender)

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SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

Part A

To Be Delivered Before The First Request

Company

1. A copy of the constitutional documents of the Company.

2. A copy of a resolution of the board of directors (or a committee of the board of directors) of the Company approving the terms of, and the transactions contemplated by, this Agreement.

3. If applicable, a copy of a resolution of the board of directors of the Company establishing the committee referred to in paragraph 2 above.

4. A specimen of the signature of each person authorised on behalf of the Company to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5. A certificate of an authorised signatory of the Company:

(a)	confirming that utilising the Total Commitments in full would not breach any borrowing or guaranteeing limit binding on it; and

(b)	certifying that each copy document specified in Part A of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

6. A Group structure chart.

Legal opinions

7. A legal opinion of Allen & Overy LLP (legal advisers to the Mandated Lead Arrangers) as to matters of English law, in form and substance satisfactory to the Mandated Lead Arrangers.

8. A customary legal opinion of Davis Polk & Wardwell LLP (legal advisers to the Company on matters of U.S. law) in form and substance satisfactory to the Mandated Lead Arrangers, with respect to no violation of the Margin Regulations.

Other documents and evidence

9. Duly executed copies of each Fee Letter.

10. Original Financial Statements.

Completion

11. A duly executed copy of the Merger Agreement.

12. A certificate of the Company (signed by an authorised signatory) that:

(a)	all conditions to the consummation of the Acquisition under the Merger Agreement shall have been, or shall be, satisfied or waived prior to or concurrently with the utilisation of the Facility; and

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(b)	the payment of the Merger Consideration (as such term is defined in the Merger Agreement) will be payable in accordance with the terms of the Merger Agreement within five Business Days.

Part B

For An Additional Guarantor

Additional Guarantors

1. An Accession Agreement, duly executed by the Company and the Additional Guarantor.

2. A copy of the constitutional documents of the Additional Guarantor.

3. A copy of a resolution of the board of directors of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Accession Agreement and the Finance Documents.

4. A specimen of the signature of each person authorised on behalf of the Additional Guarantor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5. In the case of an Additional Guarantor incorporated in the U.K., a copy of a resolution, signed by all (or any lower percentage agreed by the Facility Agent) of the holders of its issued or allotted shares, approving the terms of, and the transactions contemplated by, the Accession Agreement.

6. If applicable, a copy of a resolution of the board of directors of each corporate shareholder in the Additional Guarantor approving the resolution referred to in paragraph 5 above.

7. In the case of an Additional Guarantor incorporated in any jurisdiction other than the U.K., a copy of a resolution of the shareholders of that Additional Guarantor approving the terms of, and the transactions contemplated by, the Accession Agreement and the Finance Documents.

8. A certificate of an authorised signatory of the Additional Guarantor:

(a)	confirming that utilising and/or guaranteeing (as applicable) the Total Commitments in full would not breach any limit binding on it; and

(b)	certifying that each copy document specified in Part B of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

9. If available, a copy of the latest audited accounts of the Additional Guarantor.

10. Compliance with Clause 17.5 (“Know Your Customer” checks)

Legal opinions

11. A legal opinion of Allen & Overy LLP, legal advisers to the Facility Agent, addressed to the Finance Parties.

12. If the Additional Guarantor is incorporated in a jurisdiction other than England or the United States of America (or any state thereof, including the District of Columbia), a legal opinion from legal advisers to the Facility Agent in that jurisdiction, addressed to the Finance Parties.

13. If the Additional Guarantor is incorporated or formed in the United States of America (or any state thereof, including the District of Columbia), a legal opinion from legal advisers to the Additional Guarantor in that jurisdiction, addressed to the Finance Parties.

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Other documents and evidence

14. A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

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SCHEDULE 3

REQUESTS

Part A

Form of Request

To:	[ ] as Facility Agent

From:	[BORROWER]

Date:	[ ], 201[—]

Smith & Nephew PLC – U.S.$1,400,000,000 Facility Agreement dated [—], 2014 (the Agreement)

1. We refer to the Agreement. This is a Request.

2. We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount: [ ]

(c)	Term: [ ].

3. Our payment instructions are: [                    ].

4. We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5. This Request is irrevocable.

By:

[BORROWER]

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Part B

Form of Selection Notice

From:	[Borrower]

To:	[Facility Agent]

Dated:

Dear Sirs

Smith & Nephew PLC – U.S.$1,400,000,000 Facility Agreement dated [—], 2014 (the Agreement)

1. We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2. We refer to the following Loan[s] with a Term ending on [                    ].*

3. [We request that the above Loan[s] be divided into [        ] Loans with the following amounts and Terms:]**

or

[We request that the next Term for the above Loan[s] is [        ]].***

4. This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for [BORROWER]

*	Insert details of all Loans which have a Term ending on the same date.
**	Use this option if division of Loans is requested.
***	Use this option if sub-division is not required.

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SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Facility Agent and Smith & Nephew plc as the Company, for and on behalf of each Obligor

From:	[THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:	[ ]

Smith & Nephew PLC – U.S.$1,400,000,000 Facility Agreement dated [•], 2014 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1. The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.

2. The proposed Transfer Date is [                    ].

3. [The New Lender confirms that it is:

(a)	[not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.][1]

4. [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][2]

5. [The New Lender hereby confirms that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, that its reference number is [    ], that it is tax resident in [        ], and notifies the Company that the Borrower must make an application to HMRC under form DTTP2 within 30 days of the Transfer Date.

[1]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.
[2]	Include if New Lender comes within paragraph (i)(B) of the definition of Qualifying Lender in clause 12.1.

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6. The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

7. This Transfer Certificate and any non-contractual obligations arising out of or in connection with this Transfer Certificate are governed by English law.

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THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [ ].

[FACILITY AGENT]

By:

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SCHEDULE 5

FORM OF ACCESSION AGREEMENT

To:	[ ] as Facility Agent

From:	Smith & Nephew plc and [Proposed Guarantor]

Date:	[ ]

Smith & Nephew PLC – U.S.$1,400,000,000 Facility Agreement dated [—], 2014 (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor.

Jurisdiction of incorporation of new Obligor; registered number of new Obligor; and administrative details of new Obligor.

This Accession Agreement and any non-contractual obligations arising out of or in connection with this Accession Agreement are governed by English law.

Smith & Nephew plc

By:

[EXECUTED AND DELIVERED AS A DEED BY PROPOSED GUARANTOR]

[By:]

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SCHEDULE 6

FORM OF RESIGNATION REQUEST

To:	[ ] as Facility Agent

From:	Smith & Nephew plc and [relevant Obligor]

Date:	[ ]

Smith & Nephew PLC – U.S.$1,400,000,000 Facility Agreement dated [—], 2014 (the Agreement)

We refer to the Agreement. This is a Resignation Request.

1. We request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.

2. We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

3. We confirm that as at the date of this Resignation Request no amount owed by [resigning Obligor] under the Agreement is outstanding.

4. This Resignation Request and any non-contractual obligations arising out of or in connection with this Resignation Request are governed by English law.

Smith & Nephew plc	[Relevant Obligor]

By:	By:

The Facility Agent confirms that this resignation takes effect on [                    ].

[FACILITY AGENT]

By:

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SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Facility Agent

From:	Smith & Nephew plc

Date:	[ ]

Smith & Nephew PLC – U.S.$1,400,000,000 Facility Agreement dated [—], 2014 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	Consolidated EBITDA for the Measurement period then ending was [ ]; and Consolidated Total Net Borrowings are [ ]; therefore, Consolidated Total Net Borrowings are [ ] x Consolidated EBITDA; and

(b)	Consolidated EBITA for the Measurement period then ending was [ ] and Consolidated Net Interest Payable was [ ]; therefore, the ratio of Consolidated EBITA to Consolidated Net Interest Payable was [ ] to 1.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[            ].

4.	[We confirm that no Default is outstanding as at [relevant testing date]*

Smith & Nephew plc

By:

[insert applicable certification language]

*	If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

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SCHEDULE 8

FORM OF INCREASE CONFIRMATION

To: [—] as Facility Agent and Smith & Nephew plc as the Company, for and on behalf of each Obligor

From: [the Increase Lender] (the Increase Lender)

Dated:

Smith & Nephew PLC – U.S.$1,400,000,000 Facility Agreement dated [—], 2014 (the Agreement)

1. We refer to the Agreement. This is an Increase Confirmation. [Terms] defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2. We refer to Clause 2.2 (Increase).

3. The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the Relevant Commitment) as if it was an Original Lender under the Agreement.

4. The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the Increase Date) is [—].

5. On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6. The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Contact details) are set out in the Schedule.

7. The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8. [The Increase Lender confirms that it is:

(a)	[not a Qualifying Lender]

(b)	[a Qualifying Lender (other than a Treaty Lender);]

(c)	[a Treaty Lender;] [3]

9. [The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

[3]	Delete as applicable — each Increase Lender is required to confirm which of these three categories it falls within.

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(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][4]

10. [The Increase Lender hereby confirms that it is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, that its reference number is [    ], that it is tax resident in [    ], and notifies the Company that the Borrower must make an application to HMRC under form DTTP2 within 30 days of the Relevant Increase Date.

11. Each Finance Document may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of a Finance Document by e-mail attachment or telecopy shall be an effective mode of delivery.

12. This Increase Confirmation and any non contractual obligations arising out of or in connection with this Increase Confirmation are governed by English law.

This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

[4]	Include if Increase Lender comes within paragraph (i)(B) of the definition of Qualifying Lender in clause 12.1.

Facility Agreement

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THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Facility Agent and the Increase Date is confirmed as [—].

[FACILITY AGENT]

By:

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SCHEDULE 9

TIMETABLE

Delivery of a duly completed Utilisation Request (Clause 5.1 (Giving of Requests) or Selection Notice (Clause 9.1 (Selection of Terms))	Noon three Business Days before the Utilisation Date

Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Advance of Loan).	Close of business in London on the later of: (a) the date which is three Business Days before the Utilisation Date; and (b) the date on which the Facility Agent receives the Request.

LIBOR is fixed	Rate Fixing Day as of 11:00 a.m.

A Reference Bank fails to supply a quotation under Clause 10.1 (Failure of a Reference Bank to supply a rate)	Noon on the Rate Fixing Day

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SIGNATORIES

The Company

SMITH & NEPHEW PLC

	/s/ Julie Brown		/s/ Susan Swabey

By:	JULIE BROWN	By:	SUSAN MARGARET SWABEY

Title:	Director	Title:	Company Secretary

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The Mandated Lead Arrangers

BARCLAYS BANK PLC

/s/ John Hogarth

By:	JOHN HOGARTH

Title:	Director

J.P. MORGAN LIMITED

/s/ Jonathan Richards

By:	JONATHAN RICHARDS

Title:	Executive Director

The Original Lenders

BARCLAYS BANK PLC

/s/ John Hogarth

By:	JOHN HOGARTH

Title:	Director

JPMORGAN CHASE BANK, N.A.

/s/ Jonathan Richards

By:	JONATHAN RICHARDS

Title:	Executive Director

The Underwriters

BARCLAYS BANK PLC

/s/ John Hogarth

By:	JOHN HOGARTH

Title:	Director

JPMORGAN CHASE BANK, N.A.

/s/ Jonathan Richards

By:	JONATHAN RICHARDS

Title:	Executive Director

The Facility Agent

J.P. MORGAN EUROPE LIMITED

/s/ Jonathan Richards

By:	JONATHAN RICHARDS

Title:	Executive Director